Exhibit 99.1

First-in-human phase 1 dose escalation and expansion of a novel combination, anti–CSF-1 receptor (cabiralizumab) plus anti–PD-1 (nivolumab), in patients with advanced solid tumors

Z. A. Wainberg, S. Piha-Paul, J. J. Luke, E. J. Kim; J. Thompson, C. Britten, J. Johnson, N. Pfanzelter, M. Gordon, D. Rasco, F. S. Hodi, A. Weise, S. Inamdar, S. Perna, C. Ma, J. Powers, Y. Lee, M. Ghoddusi, M. Carleton, H. Xiang, L. Zhou, H. Collins, J. Lee

Background: Resistance to immunotherapy may be related to activity of several immunosuppressive cell types. Depletion of tumor-associated macrophages (TAMs) may promote a pro-inflammatory state, increasing antitumor T-cell responses. Cabiralizumab, a humanized IgG4 monoclonal antibody, binds to CSF-1 receptor and blocks cytokine signaling that is needed for TAM activation and survival, leading to TAM depletion. The combination of cabiralizumab plus anti–PD-1 may work synergistically by modifying the immunosuppressive tumor environment while simultaneously suppressing the PD-1 checkpoint pathway. This is the first clinical disclosure of safety, pharmacokinetics, and pharmacodynamics of this novel combination, along with preliminary evidence of antitumor activity in pancreatic cancer (NCT02526017).

Methods: In phase 1a dose escalation, patients with advanced solid tumors were treated with cabiralizumab 1, 2, 4, and 6 mg/kg alone or combined with nivolumab 3 mg/kg, both given IV Q2W, in a 3+3+3 design.

Results: As of August 1, 2017, 205 patients were treated with the combination. Most received cabiralizumab 4 mg/kg Q2W plus nivolumab 3 mg/kg Q2W. Cabiralizumab, alone or with nivolumab, demonstrated target-mediated clearance and dose-dependent increase in exposure, and pharmacodynamic activity as evidenced by reduced circulating CD14+ CD16+ nonclassical monocytes. Grade 3–5 treatment-related AEs (TRAEs) attributed to cabiralizumab occurred in 43% of patients, with 13% of patients discontinuing due to AEs. Elevations in creatinine phosphokinase (14%) and AST (5%) were among the most common grade 3 TRAEs but were secondary to cabiralizumab’s depletion of macrophages, which would otherwise metabolize these enzymes, and were reversible without significant clinical sequelae. Among the cohort of prior chemotherapy–treated and immunotherapy-naive patients with pancreatic cancer, 31 were efficacy evaluable. There were 3 confirmed partial responses in microsatellite-stable patients (293, 275+, and 168+ days on study) and 1 prolonged stable disease (182 days); 1 patient treated beyond progressive disease experienced >40% reduction in baseline target lesions (247 days on study). The 6-month disease control rate was 13%, and objective response rate was 10%. Studies in a larger pancreatic cohort and other tumor types are ongoing, and preliminary translational biomarker data will be presented.

Conclusions: Cabiralizumab plus nivolumab, a mechanistically novel immunotherapy combination, demonstrated a tolerable safety profile across several cohorts and promising preliminary antitumor activity in pancreatic cancer. These results also show a potential immunotherapeutic strategy to treat patients with tumors resistant to anti–PD-1 blockade.

Trial registration: ClinicalTrials.gov, NCT02526017